EXHIBIT 4a1


                  THIRD SUPPLEMENTAL INDENTURE dated as of May 28, 1997 between AMERICAN BRANDS, INC., a Delaware corporation (hereinafter called the "Company") having its principal office at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870, and THE CHASE MANHATTAN BANK, a New York banking corporation (formerly known as Chemical Bank, as successor by merger to Manufacturers Hanover Trust Company), as trustee (hereinafter called the "Trustee") having its principal corporate trust office in the Borough of Manhattan, The City of New York.

                  WHEREAS, the Company and the Trustee have entered into an Indenture dated as of July 15, 1988, a First Supplemental Indenture dated as of November 14, 1990 and a Second Supplemental Indenture dated as of September 1, 1991, which Indenture, as amended by such First Supplemental Indenture and such Second Supplemental Indenture (hereinafter collectively, the "Indenture"), provides for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness of the Company in one or more series (hereinafter called the "Securities") up to such principal amount or amounts as may from time to time be authorized in accordance with the terms thereof; and

                  WHEREAS, Section 9.02 of the Indenture provides that with the consent of the Holders (as defined in Section 1.01 thereof) of not less than a majority in principal amount of the Outstanding Securities (as defined in Section 1.01 of the Indenture) of each series affected thereby (or such greater percentage in such principal amount as may be specified with respect to the Securities of such series pursuant to Section 3.01 of the Indenture), by Act (as defined in Section 1.01 of the Indenture) of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution (as defined in Section 1.01 of the Indenture), and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture, subject to certain conditions; and

                   WHEREAS, the Company has requested the Trustee to enter into this Third Supplemental Indenture; and

                  WHEREAS, the Company desires to (i) amend Sections 1.01, 8.01 and 8.02 of the Indenture and (ii) add a Section 8.04 to the Indenture; and

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                  WHEREAS, all things necessary to make this Third Supplemental
Indenture a valid indenture supplemental to the Indenture have been done;

                  NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

                  For and in consideration of the premises, it is hereby mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                    ARTICLE I

                           AMENDMENT OF THE INDENTURE

                   A. Definitions. (1) The following definition shall be added to Section 1.01 of the Indenture immediately following the definition of the term "Depositary" set forth therein:

                  "'Distribution Agreement' means the Distribution Agreement dated as of May 8, 1997 among the Company, ATIC Group, Inc., Gallaher Group Limited and Gallaher Limited, as the same may be amended, modified or supplemented from time to time."

         (2) The following definition shall be added to Section 1.01 of the Indenture immediately following the definition of the term "Exchange Date" set forth therein:

                  "'Excluded Conveyance' means any transaction described in the Distribution Agreement."

                  B.       Company May Consolidate, etc., Only on Certain Terms.
Section 8.01 of the Indenture shall be deleted in its entirety and replaced with the following:

                           "The Company shall not consolidate with or merge into
                  any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless

                           (1) the corporation formed by such consolidation or
                  into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any State or

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                   the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Securities of all series and the performance of every covenant of this Indenture on the part of the Company to be performed or observed; provided, however, that any Person that acquires such properties and assets in an Excluded Conveyance shall not be required to assume any payment on the Securities or performance or observance of any covenants or conditions of this Indenture;

                           (2) immediately after giving effect to such
                  transaction, no Event of Default in respect of the Securities of any series, and no event which, after notice or lapse of time, or both, would become an Event of Default in respect of the Securities of any series, shall have happened and be continuing; provided, however, that an Excluded Conveyance shall not result in an Event of Default, or an event which, after notice or lapse of time, or both, would become an Event of Default, in respect of the Securities of any series;

                           (3) with respect to Securities of any series that, in
                  connection with their original issuance, were offered for sale outside the United States, the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall have agreed, by an indenture supplemental hereto, to indemnify the individuals liable therefor for the amount of United States federal estate tax attributable to or paid in respect of any such Securities includable in the gross estate of an individual who is not a citizen or resident of the United States at the time of death; provided, however, that any Person that acquires such properties and assets in an Excluded Conveyance shall not be required to indemnify any individual liable therefor for the amount of United States federal estate tax attributable to or paid in respect of any such Securities includable in the gross estate of an individual who is not a citizen or resident of the United States at the time of death; and

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                           (4) the Company has delivered to the Trustee an
                  Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such indenture supplemental hereto comply with the Article and that all conditions precedent herein provided for relating to such transaction have been complied with."

                   C. Successor Corporation Substituted. Section 8.02 of the Indenture shall be deleted in its entirety and replaced with the following:

                           "Upon any consolidation or merger, or any conveyance
                  or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 8.01, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer (other than an Excluded Conveyance) is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation had been named as the Company herein. In the event of any such conveyance or transfer (other than a transfer by way of lease) the predecessor company shall be discharged from all obligations and covenants under this Indenture, the Securities and any Coupons and may be liquidated and dissolved."

                   D. Permitted Dispositions. The following Section 8.04 shall be added to the Indenture immediately following Section 8.03 thereof:

"Section 8.04.    Permitted Dispositions.

                  Notwithstanding anything in this Indenture to the contrary, nothing contained in this Indenture or in any of the Securities shall be deemed to prevent, or place any restrictions or conditions on, the consummation by the Company or any of its Subsidiaries of any of the transactions described in the Distribution Agreement. Without limiting the generality of the foregoing, the Company may sell, lease, transfer or otherwise dispose of any of its property or assets in connection with the transactions described in the Distribution Agreement and the corporation or corporations or other person or persons to which such sale, lease transfer or other disposition is made shall not be required to assume any obligations under this Indenture or under the Securities."

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                                   ARTICLE II

                                  MISCELLANEOUS

                   A. Effectiveness. Notwithstanding anything contained in this Third Supplemental Indenture to the contrary, none of the provisions of Article I hereof will become effective or be of any force or effect until the Effective Date (as defined below) has occurred.

                   B. Effective Date. For purposes of this Third Supplemental Indenture, the "Effective Date" means the date on which the later of the following events occurs: (i) this Third Supplemental Indenture has been duly executed and delivered by the parties hereto and (ii) the Distribution, as defined in the Distribution Agreement, shall have occurred or be simultaneously occurring.

                  C. Execution of Third Supplemental Indenture. This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Third Supplemental Indenture forms a part thereof. The Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

                  D. Responsibility for Recitals, etc. The recitals herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

                   E. Provisions Binding on Company's Successors. All the covenants and agreements in this Third Supplemental Indenture by the Company shall bind its successors and assigns whether so expressed or not.

                   F. Governing Law. This Third Supplemental Indenture shall be governed and construed in accordance with the laws governing the Indenture and its construction.

                   G. Execution and Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

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                  IN WITNESS WHEREOF, the parties hereto have caused this Third
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.


                                                AMERICAN BRANDS, INC.


[CORPORATE SEAL]                              By   D.L. Bauerlein, Jr.
                                                ---------------------------
                                                D.L. Bauerlein, Jr.
                                                Senior Vice President and
                                                  and Chief Financial Officer
Attest:


    Louis F. Fernous, Jr.
----------------------------
Louis F. Fernous, Jr.
Vice President and Secretary





                                                THE CHASE MANHATTAN BANK,
                                                  Trustee


[CORPORATE SEAL]                                By      W.B. Dodge
                                                  -------------------------
                                                  Name: W.B. Dodge
                                                  Title: Vice President

Attest:


       Wanda Eiland
----------------------------
Name: Wanda Eiland
Title: Trust Officer



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STATE OF CONNECTICUT  )
                      :    ss.:  Old Greenwich, CT - 5/28/97
COUNTY OF FAIRFIELD   )

                  On this 28th day of May, 1997, before me personally came D.L. BAUERLEIN, JR., to me known, who, being by me duly sworn, did depose and say that he resides at 26 Greenlea Lane, Weston, Connecticut; that he is the Senior Vice President and Chief Financial Officer of AMERICAN BRANDS, INC., one of the parties described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.


                                                          Dianne L. Ebner
                                                 ------------------------------
                                                           Notary Public

STATE OF NEW YORK   )
                    :    ss.:
COUNTY OF NEW YORK  )

                  On this 28th day of May, 1997, before me personally came W.B. DODGE, to me known, who, being by me duly sworn, did depose and say that he resides at 3582 Kenora Place, Seaford, N.Y. 11783; that he is the Vice President of THE CHASE MANHATTAN BANK, one of the parties described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.


                                                            Emily Fayan
                                                 ------------------------------
                                                           Notary Public